Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYNCORP INTERNATIONAL INC.

ARTICLE I

NAME

The name of the corporation is DynCorp International Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The street address of the initial registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and the name of the Corporation’s initial registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 2,000 shares, divided into two classes consisting of (a) 1,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 1,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.2 Preferred Stock.

(a) Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(b) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate (including any Preferred Stock Designation), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c) Each holder of shares of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

ARTICLE V

DIRECTORS

Section 5.1 Election. Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.

ARTICLE VI

LIABILITY AND INDEMNIFICATION

Section 6.1 Liability. A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal, modification or amendment of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or amendment with respect to acts of omissions occurring prior to such repeal, modification or amendment.

Section 6.2 Indemnification.

(a) Each person (a “Covered Person”) who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) (including an action by or in the right of the Corporation), by reason of the fact that he or she is or was serving as a director or officer of the Corporation (or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity, including employees benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL. To the fullest extent authorized by the DGCL, this indemnification will cover all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director in connection with a proceeding. All such indemnification shall continue as to a director or officer who has ceased to be a director or officer and shall continue to the benefit of such director’s or officer’s heirs, executors and administrators. Except as provided in Section 6.2(b) with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer who initiates a proceeding (or part thereof) only if such proceeding (or part thereof) was authorized in advance by the Board of Directors of the Corporation. The right to indemnification conferred by this Article VI shall be a contract right. The Corporation shall pay the expenses incurred by a Covered Person in defending any such proceeding in advance of its final disposition (“advancement of expenses”). If the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director or officer is not entitled to be indemnified for such expenses under this Article VI or otherwise (hereinafter an “undertaking”).

(b) If a claim under Section 6.2(a) is not paid in full by the Corporation within ninety days after receipt of a written claim; the director or officer may bring suit against the Corporation to recover the unpaid amount provided, that, in the case of a claim for advancement of expenses, the applicable period will be twenty days. If successful in any such suit, the director or officer will also be entitled to be paid the expense of prosecuting such suit. In any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses), it shall be a defense that the director or officer has not met the applicable standard of conduct under the DGCL. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director or officer has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the

Board of Directors of the Corporation to determine prior to the commencement of such suit that the director or officer has met the applicable standard of conduct for indemnification set forth in the DGCL, nor an actual determination by the Board of Directors of the Corporation that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct, and, in the case of such a suit brought by the director or officer to enforce a right hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified or to such advancement of expenses under this Article VI or otherwise shall be on the Corporation.

(c) The rights to indemnification and to the advancement of expenses conferred in this Article VI are not exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

(e) The Corporation may, if authorized by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors of the Corporation.

(f) No amendment to or repeal of the provisions of this Article VI shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

ARTICLE VII

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation. The By-Laws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in Article VI, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article.